Exhibit 10.2
FIRST AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Employment Agreement (this “Amendment”), effective as of July 1, 2012, amends certain provisions of that certain Amended and Restated Employment Agreement (the “Agreement”), dated June 6, 2011, between ScanSource, Inc., a South Carolina corporation (the “Company”), and Michael L. Baur (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

STATEMENT OF PURPOSE:

WHEREAS, the Company and the Executive (collectively, the “Parties”) are parties to the Agreement and desire to amend the Agreement pursuant to Section 14(g) thereof in accordance with the terms set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and of the mutual commitments below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Section 4(e). The Agreement is hereby amended by deleting Section 4(e) in its entirety and replacing Section 4(e) in its entirety as follows:

“(e) Fringe Benefits. During the Employment Period, Executive will be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for Peer Executives.”

2.
Miscellaneous. Other than as set forth herein, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Amended and Restated Employment Agreement effective as of the date and year first above written.

EXECUTIVE: /s/ Michael L. Baur Michael L. Baur	SCANSOURCE, INC.: /s/ John J. Ellsworth John J. Ellsworth General Counsel, VP, & Corporate Secretary